FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL ANNOUNCES CORPORATE GOVERNANCE CHANGES

Troy, Michigan, March 2, 2018 – Horizon Global Corporation (NYSE: HZN), the world’s leading manufacturer of branded towing and trailering equipment, today announced plans to make several changes to its corporate governance structure.
The Horizon Global board recently named Denise Ilitch as chair. Ms. Ilitch previously served as co-chair alongside the company’s chief executive officer Mark Zeffiro, who will continue to serve as a director.
Mr. Zeffiro said, “Denise is well-qualified to serve as board chair and has clearly demonstrated the leadership and commitment necessary to drive and achieve Horizon Global’s strategic priorities. I look forward to continuing to work with Denise and the rest of the board to expand Horizon Global’s position as a global leader in towing and trailering products. Today’s announcement reflects a trend of positive corporate governance actions taken by Horizon Global’s board and enhances its strong and independent oversight of management and the company.”
Ms. Ilitch commented, “It is a privilege to serve as Horizon Global’s chair and work alongside Mark and the rest of the board. I am committed and excited to lead this great company and believe that Horizon Global is well positioned for the opportunities that lie ahead.”
The Horizon Global board also approved an amendment to its amended and restated certification of incorporation to declassify the company’s board of directors. This amendment is subject to shareholder approval at the company’s 2018 Annual Meeting and, if approved, the proposed declassification would be phased-in over a period of three (3) years.
"The Horizon Global board believes that a robust governance program is vital to creating long-term shareholder value,” stated Ms. Ilitch. “The recent actions taken by the board are a great example of Horizon Global’s commitment to strong corporate governance and alignment with the company’s shareholders.”

About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.
For more information, please visit www.horizonglobal.com.
Forward-Looking Statements
This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as "may," "could," "should," "estimate," "project," "forecast," "intend," "expect," "anticipate," "believe," "target," "plan" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the spin-off from TriMas Corporation; risks inherent in the achievement of cost synergies and the timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company's ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the Company's ability to successfully complete the acquisition of the Brink Group; the Company's ability to successfully implement its targeted action plan, including realizing the expected cost savings within the anticipated time frame or at all; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Additional Information and Where to Find It
The Company, its directors and certain of its employees may be deemed to be participants in the solicitation of proxies in connection with the Company’s 2018 Annual Meeting. The Company plans to file a proxy statement with the SEC in connection with the 2018 Annual Meeting (the “2018 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2018 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, will be set forth in the 2018 Proxy Statement and other materials to be filed with the SEC. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2017 Annual Meeting.
Shareholders will be able to obtain, free of charge, copies of the 2018 Proxy Statement and any other documents at the SEC’s website (http://www.sec.gov) and at the Company’s website (www.investors.horizonglobal.com).